Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 18, 2010, with respect to the consolidated financial statements in the Annual Report of A.D.A.M., Inc. on Form 10-K for the year ended December 31, 2009. We hereby consent to the incorporation by reference of said report in the Registration Statements of A.D.A.M., Inc. on Forms S-8 (File No. 333-07785, effective July 9, 1996, File No. 333-92403, effective December 9, 1999, File No. 333-65452, effective July 19, 2001, File No. 333-113848, effective March 23, 2004, File No. 333-140926, effective February 27, 2007, File No. 333-149358, effective February 22, 2008, File No. 333-157594, effective February 27, 2009), and Forms S-3 (File No. 333-45294, effective September 15, 2000 and File No. 333-88540, effective June 3, 2002).

/s/ GRANT THORNTON LLP

Atlanta, Georgia

March 18, 2010